Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Forms S-3 (No. 333-167027, 333-110534, 333-87459, and 333-34039) of Advanced Energy Industries, Inc., and
(2)

Registration Statement on Forms S-8 (No. 333-221376,  333-168519,  333-167741,  333-152865,  333-129858,  333-105367,  333-87718,  333-69150,  333-69148,  333-62760,  333-79429,  333-79425,  333-65413,  333-57233,  333-46705,  333-04073, and 333-01616) of Advanced Energy Industries, Inc.;

of our report dated March 27, 2019 (except with respect to the effects of accounting standard updates adopted discussed in Note 1 and the effects of the discontinued operations discussed in Note 2, as to which the date is November 21, 2019) with respect to the consolidated financial statements of Artesyn Embedded Technologies, Inc., included in this Current Report (Form 8-K/A) of Advanced Energy Industries, Inc. dated November  22, 2019.

/s/ Ernst & Young LLP

Phoenix,  Arizona

November 22, 2019